UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 19, 2009

Mesa Energy Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-149338	26- 1324237
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4321 7th Avenue
	Los Angeles, CA	90008
	(Address of principal executive offices)	(Zip Code)

(760) 408-5748

(Registrant’s telephone number, including area code)

Mesquite Mining, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Information

On June 19, 2009, Mesa Energy Holdings, Inc. (“we” or the “Company”) filed a Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware, which (i) changed our name from Mesquite Mining, Inc. to Mesa Energy Holdings, Inc, and (ii) increased our authorized capital stock from 80,000,000 shares of common stock, par value $0.0001, to 300,000,000 shares of common stock, par value $0.0001, and 10,000,000 shares of preferred stock, par value $0.0001.  The shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation or any committee thereof established by resolution of the Board of Directors pursuant to the Bylaws prior to the issuance of any shares thereof; each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, all in accordance with the laws of the State of Delaware.

On June 18, 2009, a stockholder representing sixty percent (60%) of our issued and outstanding capital stock executed a written consent in lieu of a meeting approving the Certificate of Amendment.

We are currently engaged in discussions with Mesa Energy, Inc., a Nevada corporation (“Mesa”), regarding a possible business combination involving the two companies.  At this stage, no definitive terms have been agreed to, and neither party is currently bound to proceed with a transaction.  With the permission of Mesa, we have changed our name to facilitate these discussions.  If the parties determine not to proceed with a business combination, we will change our name back to Mesquite Mining, Inc., or adopt another name.

 (c)           Exhibits:

Exhibit No.	Exhibit Description

3.1	Certificate of Amendment to the Company’s Certificate of Incorporation, dated June 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mesa Energy Holdings, Inc.

Date:	June 25, 2009	By:	/s/ Beverly Frederick
Name: Beverly Frederick
Title: President